Exhibit 4.5
NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.
THIS WARRANT IS ONE OF THE WARRANTS TO PURCHASE COMMON STOCK ISSUED PURSUANT TO THAT CERTAIN SUBSCRIPTION AGREEMENT, DATED AS OF JUNE 30, 2022, BY AND AMONG THE COMPANY AND THE INVESTORS REFERRED TO THEREIN. ANY HOLDER OF THIS WARRANT TAKES SUCH WARRANT SUBJECT TO THE TERMS AND CONDITIONS OF SUCH SUBSCRIPTION AGREEMENT AND, BY ITS ACCEPTANCE HEREOF, AGREES TO ABIDE BY THE TERMS AND CONDITIONS THEREOF NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN.
CANADIAN RESALE RESTRICTION APPLICABLE TO CANADIAN SUBSCRIBERS ONLY: UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE NOVEMBER 1, 2022.

FORM OF WARRANT TO PURCHASE COMMON STOCK
Company:    Ascend Wellness Holdings, Inc.
Holder:    [•]
Number of Shares:    [•]
Class of Stock:    Class A Common Stock, par value $0.001 per share (the “Common Stock”)
Initial Exercise Price:    $3.10 per share
Issue Date:    June 30, 2022
Expiration Date:    June 30, 2026, subject to acceleration in accordance with Sections 1.2 and 2.1, as applicable
Second Joinder Agreement:    This Warrant to Purchase Common Stock (this “Warrant”) is issued in connection with that certain Second Joinder Agreement, dated as of the date hereof, to the Credit Agreement, dated as of August 27, 2021, by and among the Company, as borrower, the lenders from time to time party thereto, Acquiom Agency Services LLC, as administrative agent and collateral Agent for the lenders thereunder and Seaport Global Securities LLC, as Placement Agent.

This Warrant certifies that, for good and valuable consideration, Holder is entitled to purchase from the Company, until 5:00 p.m. Eastern Time, on the Expiration Date set forth above, the number of fully paid and nonassessable shares of Common Stock (the “Shares”) of the Company at the Initial Exercise Price per Share (the “Warrant Price”), all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is one of the Warrants to purchase Common Stock (the “Lender Warrants”) issued pursuant to Section 2 of that certain Subscription Agreement, dated as of June 30, 2022 (the “Subscription Date”), by and among the Company and the investors (the “Subscribers”) referred to therein (the “Subscription Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Subscription Agreement.
1.EXERCISE.
1.1Exercise of Warrant.
1.1.1Holder may exercise this Warrant, in whole or in part, at any time or times on or after the Issue Date and on or before the Expiration Date by delivering a duly executed facsimile copy or PDF copy submitted by Email (or Email attachment) of the Notice of Exercise in substantially the form attached hereto as Exhibit A (the “Notice of Exercise”) to the Company. Within one (1) Trading Day following the date of exercise, the Holder shall deliver the aggregate Warrant Price, subject to adjustment hereunder, for the number of Shares specified in the applicable Notice of Exercise (the “Exercise Amount”) by check or wire transfer to an account specified by the Company in writing following delivery of the Notice of Exercise (or through cashless exercise as provided for in Section 1.1.2).
1.1.2If at the time of exercise hereof there is no effective registration statement registering the resale of the Shares issuable upon exercise of the Warrant, then this Warrant may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:
(A) =    as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 1.1 hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1.1 hereof on a Trading Day prior to the opening of or during “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under U.S. federal securities laws) on such Trading Day, or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 1.1 hereof after the close of “regular trading hours” on such Trading Day;

(B) =    the Warrant Price, as adjusted hereunder; and
(X) =    the number of Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.
For the avoidance of doubt, this Warrant may only be exercised by the Holder pursuant to a cashless exercise pursuant to this Section 1.1.2 if, and only if, at the time of exercise hereof, there is no effective registration statement registering the resale of the Shares issuable upon exercise of the Warrant, as determined by the Company in good faith. The Holder hereby acknowledges and agrees that it will provide all information reasonably requested by the Company in connection with the preparation and filing with the United States Securities and Exchange Commission of a registration statement registering the Shares for resale and hereby consents to being named as a “selling stockholder” in such registration statement.
1.2Mandatory Exercise. If after the one year anniversary of the Issue Date, the VWAP (as defined below) of the Common Stock for any consecutive thirty (30) day period exceeds $6.50 per share (as may be adjusted pursuant to Section 2 herein) (each an “Exercise Trigger”), the Company shall have the right (but not the obligation) to require Holder to exercise some or all of any unexercised portion of this Warrant, as designated by the Company in the Mandatory Exercise Notice on the Mandatory Exercise Date (each as defined below) (each, a “Mandatory Exercise”). The Company may exercise its right to require Holder to exercise this Warrant pursuant to this Section 1.2 by delivering a written exercise notice (the “Mandatory Exercise Notice”) at any time after the occurrence of an Exercise Trigger (the date of the Mandatory Exercise Notice, the “Mandatory Exercise Notice Date”). The Mandatory Exercise Notice shall state (i) the Trading Day by which the Mandatory Exercise shall occur, which shall be no later than the third (3rd) Trading Day following the Mandatory Exercise Notice Date (the “Mandatory Exercise Date”), (ii) the aggregate number of Shares underlying the Warrant that the Company has elected to require that the Holder exercise in connection with such Mandatory Exercise (the “Mandatory Exercise Amount”) pursuant to this Section 1.2 and (iii) the Company’s wire instructions for delivery of the aggregate Warrant Price due in connection with the Mandatory Exercise. Holder shall be required to deliver the aggregate Warrant Price and the Notice of Exercise by no later than the Mandatory Exercise Date. “Trading Day” means, with respect to any security, any day on which such security is traded on the principal securities exchange or trading market for such security, provided that “Trading Day” shall not include any day that such security is suspended from trading during the final hour of trading on such exchange or market.
For purposes of this Warrant, “VWAP” means, with respect to any security, as of any day or period of days (as the case may be), the volume-weighted average sale price on the principal securities exchange or trading market for such security as reported by, or based upon data reported by, Bloomberg Financial Markets or, if no volume-weighted average sale price is reported for such security by Bloomberg Financial Markets, then the last closing trade price of such security as reported by Bloomberg Financial Markets, or, if no last closing trade price is reported for such security by Bloomberg Financial Markets, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the Over the Counter Bulletin Board or any successor (the “Bulletin Board”) (or in the OTCQB market or “pink sheets” (or any successor) by the OTC Markets Group, Inc.
1.3Delivery of Shares Upon Exercise. Subject to compliance with applicable law, within two (2) Trading Days after the Company receives the aggregate Warrant Price (the “Share Delivery Date”) for the Exercise Amount or the Mandatory Exercise Amount (or notification of cashless exercise, if applicable), as applicable, the Company shall cause the Shares purchased hereunder to be transmitted by Odyssey Trust Company or its successor (the “Transfer Agent”) to Holder by crediting the account of Holder’s balance account with the Depository Trust Company (“DTC”) through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system, or by delivering certificate(s) or ownership statements under a direct registration system representing the Exercise Amount or Mandatory Exercise Amount, as applicable, purchased hereunder. If this Warrant has not been fully exercised or converted and has not expired, this Warrant shall automatically be reduced by the number of Shares issued and remain exercisable for such remaining Shares not so acquired, and all other terms of the Warrant shall otherwise remain in full force and effect as so adjusted. Upon final exercise of this Warrant for any such remaining number of Shares, this Warrant shall be surrendered by the Holder to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Holder and any assignee, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Shares hereunder, the number of Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.
1.4Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.
1.5Sale, Merger, Consolidation or Liquidation of the Company.
1.5.1“Acquisition”. For the purpose of this Warrant, “Acquisition” means any of the following transactions, whether effected directly or indirectly in one or a series of related transactions involving: (i) any merger or consolidation of the Company with or into another person, (ii) any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its subsidiaries, (iii) the consummation of any purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property, (iv) any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange by the Company pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property and (v) the consummation of a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons; provided, however, only those transactions described in clauses (i), (iii), (iv) and (v) that result in the holders of the Company’s outstanding Common Stock as of immediately prior to the transaction (or series of related transactions) beneficially owning less than a majority by voting power of the outstanding shares of common stock of the surviving or successor entity as of immediately after the transaction shall be considered an Acquisition.
1.5.2Assumption of Warrant. Upon the consummation of such Acquisition where the consideration for the Acquisition to be received by the Company’s stockholders consists solely or in part of stock or securities of the acquirer or an entity affiliated with the acquirer, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing thereof, subject to further adjustment from time to time in accordance with the provisions of this Warrant. The Warrant Price shall be adjusted based on the exchange ratio that applies to the Company’s Common Stock in the Acquisition (i.e. the Warrant Price will be divided by the exchange ratio).
1.5.3Termination of Warrant. In the case of (a) an Acquisition where the consideration for the Acquisition to be received by the Company’s stockholders in return for their equity of the Company consists of cash or a combination of cash and other property (other than stock or securities of the acquirer) or (b) the proposed liquidation and dissolution of the Company, the Company shall give Holder at least 30 days advance written notice of such event (the “Company Notice”), which notice shall include the Company’s best estimate of the value of the Shares receivable upon exercise or conversion of this Warrant (including, without limitation, the consideration payable to holders of Common Stock on a per share basis in connection with an Acquisition) and the proposed date upon which such event is expected to occur. During such notice period, Holder may exercise or convert this Warrant in accordance with its terms, whether or not the exercise or conversion is contingent upon the happening of such event and/or existence of a minimum value of the Shares receivable upon exercise or conversion as provided on Holder’s exercise notice; provided that such minimum value shall be no greater than the per share price set forth in the Company Notice. Subject to prior exercise or conversion as provided in the preceding sentence, this Warrant will terminate at 5:00 p.m. Eastern Time on the day prior to the date such event is expected to occur as set forth in the Company Notice; provided that (a) the Company Notice of the proposed event is actually received by Holder, as evidenced by a return receipt of certified mail delivery, a certificate of delivery by hand delivery or written verification of delivery from the overnight courier, and (b) the event actually occurs within (30) days after the date it is expected to occur, as such date was specified in the Company Notice.
1.5.4Holder Put Right. Notwithstanding anything to the contrary herein, in the event of an Acquisition pursuant to which the Company’s stockholders will be entitled to receive consideration in exchange for their Common Stock in a per share amount that is less than the Warrant Price (as adjusted pursuant to the terms of this Warrant), at any time on or after a Holder’s receipt of a Company Notice in accordance with Section 1.5.3 herein and before the fifth (5th) Trading Day prior to the consummation of such Acquisition, each Holder shall have the right (the “Put Right”) to require the Company to purchase the Warrants then held by such Holder concurrently with the consummation of such Acquisition by delivering written notice to the Company (the “Put Notice”) indicating the Warrants held by the Holder to which the Put Notice applies. In the event a Holder exercises the Put Right in accordance with this Section 1.5.4, the Company shall, concurrently with and subject to the consummation of the Acquisition, purchase, or cause another party to such Acquisition to purchase, the Warrants to which the Put Notice applies for an amount in cash equal to the Black Scholes Value of such Warrants.
As used herein: “Black Scholes Value” means the value of the Warrants subject to a Put Notice at the time such Put Notice is delivered, which value is to be calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Company’s Common Stock during the period beginning on the Trading Day immediately preceding the announcement of the applicable Acquisition (or the consummation of the applicable Acquisition, if earlier) and ending on the Trading Day that the Put Notice is delivered and (2) the sum of the price per share being offered in cash in the applicable Acquisition (if any) plus the Fair Market Value of the non-cash consideration being offered in the applicable Acquisition (if any), (ii) a strike price equal to the Exercise Price in effect on the date that the Put Notice is delivered, (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of the Warrants as of the date that a Put Notice is delivered and (2) the remaining term of the Warrants as of the date of consummation of the applicable Acquisition, (iv) a zero cost of borrow and (v) an expected volatility equal to the 90 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 260 day annualization factor) as of the Trading Day immediately following the earliest to occur of (A) the public disclosure of the applicable Acquisition, (B) the consummation of the applicable Acquisition and (C) the date on which the applicable Holder was first notified by the Company in writing of the execution and delivery of a definitive agreement with respect to the applicable Acquisition; “Fair Market Value” means (i) in the case of cash, the amount of such cash, (ii) in the case of a security, the Market Price of such security, or (iii) in the case of any consideration other than cash or securities, the amount as determined by the Company’s board of directors (the “Board”) in good faith. “Market Price” as of a particular date means: (i) if the security is then listed on a national securities exchange, the closing sale price of one (1) share of such security on such exchange on the last Trading Day for such security prior to such date; (ii) if the security is then quoted on the Bulletin Board or any similar quotation system or association, the closing sale price of one (1) share of such security on the Bulletin Board or such other quotation system or association on the last Trading Day for such security prior to the such date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last Trading Day for such security prior to such date; or (iii) if the security is not then listed on a national securities exchange or quoted on the Bulletin Board or such other quotation system or association, the fair value of one (1) share of such security as of such date, as determined by the Board in good faith.

2.CERTAIN ADJUSTMENTS.
2.1Adjustment of Warrant Price Upon Issuance of Shares. Upon the Company’s first capital raise transaction (whether a single transaction or a series of related transactions and excluding issuances of Common Stock as consideration for, or whose proceeds will be used in connection with, mergers, acquisitions or other business combinations, joint ventures, collaborations, strategic alliances, or third-party service arrangements occurring after the date of this Warrant which are not used solely for capital raising purposes, issuances pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries and issuances pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date of the Warrant) having gross proceeds of greater than fifteen million dollars ($15,000,000.00) at a per share price less than the Warrant Price (a “Dilutive Issuance”), the Warrant Price shall be reduced to the lesser of (i) 120% of the per share price of the Company’s Common Stock sold by the Company in the Dilutive Issuance; and (ii) 120% of the weighted average per share price of the Company’s Common Stock issued in the Dilutive Issuance (if shares of Common Stock were sold at different prices in such Dilutive Issuance). For the avoidance of doubt, the Warrant Price shall not be adjusted if the Company issues common shares in exchange for proceeds of fifteen million dollars ($15,000,000.00) or less. For the avoidance of doubt, the Warrant Price shall not be adjusted upwards pursuant to this Section 2.1. Notwithstanding the foregoing or anything to the contrary contained herein, in no event shall the Warrant Price be adjusted in a manner that would: (i) be prohibited by applicable securities laws or the requirements of the Canadian Securities Exchange (or the applicable primary securities exchange on which the Company’s Common Stock trades at such time) (a “Prohibited Adjustment”) or (ii) require the approval of the Company’s stockholders. In the event that this Section 2.1 would otherwise result in a Prohibited Adjustment to the Warrant Price or would require the approval of the Company’s stockholders, the Warrant Price shall be adjusted only to the extent permissible under applicable securities laws and the requirements of the Canadian Securities Exchange (or the applicable primary securities exchange on which the Company’s Common Stock trades at such time) without requiring the approval of the Company’s stockholders. By acceptance of this Warrant, the Holder shall be deemed to have consented to any adjustment to the Warrant Price in accordance with this Section 2.1. In the event that the Company’s Common Stock is listed and posted for trading on the Canadian Securities Exchange, and an adjustment pursuant to this Section 2.1 would result in the Warrant Price being below $2.04, then if, following the amendment, for any ten consecutive trading days (the seventh day following such day being the “Acceleration Date”) the closing price of the Company’s Common Stock on the Canadian Securities Exchange exceeds the amended Warrant Price by the applicable private placement discount prescribed by the Policies of the Canadian Securities Exchange at such time, the Expiration Date shall be accelerated to the date that is 30 days following the Acceleration Date.
2.2Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on all of the issued and outstanding shares of the Company’s Common Stock payable in cash, shares of the Company’s Common Stock or other securities of the Company or subdivides or combines the outstanding shares of the Company’s Common Stock, then upon exercise or conversion of this Warrant, Holder shall receive, without cost to Holder, the cash and/or the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend, distribution, subdivision or combination occurred.
2.3Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant (other than a merger, consolidation or recapitalization described in Section 1.5 above or a dividend, split, etc. described in Section 2.2 above), Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 including, without limitation, appropriate adjustments to the Warrant Price and to the number of securities or property issuable upon exercise or conversion of the new Warrant.
2.4Adjustments of Warrant Price. If the outstanding shares of the Company’s Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding shares of the Company’s Common Stock are divided by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.
2.5Adjustment is Cumulative. The provisions of this Section 2 shall similarly apply to successive, dividends, stock splits or combinations, reclassifications, exchanges, substitutions, replacement or other events.
2.6No Impairment. The Company shall not, by amendment of its organizational documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Section 2 against impairment.
2.7Fractional Shares. No fractional Shares or scrip representing fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount by check computed by multiplying the fractional interest by the applicable Warrant Price.
2.8Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.
3.REPRESENTATIONS AND COVENANTS OF THE COMPANY.
3.1Representations and Warranties. The Company hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of Common Stock as will be sufficient to permit the exercise in full of this Warrant.
4.REPRESENTATIONS OF HOLDER: TRANSFER.
4.1Representations. Holder hereby represents and warrants to the Company as follows. Holder is an Accredited Investor, as such term is defined in Rule 501 of Regulation D of the Securities Act. Holder is aware that this Warrant and the Shares are being, or will be, issued to Holder in reliance upon Holder’s representation in this Section 4 and that such securities are restricted securities that cannot be publicly sold except in certain prescribed situations. Holder has received such information about the Company as Holder deems reasonable, has had the opportunity to ask questions and receive answers from the Company with respect to its business, assets, prospects and financial condition and has verified any answers Holder has received from the Company with independent third parties to the extent Holder deems necessary. The Holder of this Warrant, by acceptance hereof, acknowledges this Warrant and the Shares to be issued upon exercise hereof or conversion thereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the securities laws.
4.2Restriction on Transfer and Compliance with Securities Laws on Transfer.
4.2.1Holder understands that the Warrants and the Shares issuable upon exercise of the Warrants shall only be transferrable in accordance with the terms and conditions of this Warrant, the Subscription Agreement and applicable securities laws and, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Shares):
[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF

1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.
The legend set forth above shall be removed and the Company shall issue a certificate or ownership statement under a direct registration system without such legend to the holder of the securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such securities are registered for resale under the Securities Act and the holder has delivered to the Company a representation that such securities have been sold pursuant to such registration statement, or (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, reasonably satisfactory to the Company as to such counsel and to the form of opinion, to the effect that such sale, assignment or transfer of the Securities may be made (or was made, as applicable under Rule 144) without registration under the applicable requirements of the Securities Act.
4.2.2Canadian Legend. If Holder is a Canadian Subscriber or otherwise subject to the Canadian Securities Laws, Holder understands and acknowledges that this Warrant and any Shares issuable upon the exercise of this Warrant issued before the date that is four months and one day from the Issue Date, shall bear a restrictive legend in substantially the following form:
CANADIAN RESALE RESTRICTION APPLICABLE TO A CANADIAN SUBSCRIBERS ONLY: UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE NOVEMBER 1, 2022.
4.3Transfer Procedure. Subject to the provisions of Sections 4.2, 4.3 and 4.4 of this Warrant and Sections 3.2(h) and (k) of the Subscription Agreement, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company a written notice of the portion of the Warrant or such Shares (or such securities) being transferred, such notice setting forth the name, address and taxpayer identification number of the transferee, and, with respect to the Warrant, surrendering this Warrant to the Company for reissuance to the transferee(s) (and to the new Holder for any remaining Shares, if applicable). The Company shall have the right to refuse to transfer any portion of this Warrant to any person or entity who directly competes with the Company (as determined by the Company’s Board of Directors in its reasonable good faith judgment), except in connection with an Acquisition of the Company by such a direct competitor. In connection with any transfer hereunder, the transferee’s acceptance of the transferred Warrant and shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a Holder of a Warrant. As a condition precedent to any transfer, the Holder and the transferee shall provide the Company, together with the Form of Assignment attached hereto as Exhibit B, a duly executed Transferee Representation Letter in the form attached hereto as Exhibit C and such other information, confirmations and acknowledgements as the Company may reasonably request to confirm that the transfer is permitted under applicable securities laws.
4.4Canadian Transfer Restrictions. The Holder represents and warrants that he, she or it will not sell, transfer or distribute any Warrants, or Shares issuable upon the due exercise of the Warrants, in Canada before the date that is four months and a day after the initial distribution of the Warrants, except pursuant to a Canadian prospectus or prospectus exemption under applicable Canadian securities laws. The Holder further acknowledges that neither the Warrants nor the Shares: (i) have been, nor will they be, as applicable, qualified for distribution by a prospectus in Canada, and (ii) may be offered or sold in Canada during the course of their distribution except pursuant to a Canadian prospectus or prospectus exemption under applicable Canadian securities laws.
5.GENERAL PROVISIONS.
5.1Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email or facsimile at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email or facsimile on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or by International Federal Express, (d) the third (3rd) Trading Day following the date of mailing if sent by first-class registered or certified mail domestic, or (e) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:
If to the Company:    Ascend Wellness Holdings, Inc.
1411 Broadway, 16th Floor
New York, NY, 10018
Attn: Chief Financial Officer
Email: [***]

With a copy to:    Foley Hoag LLP
155 Seaport Boulevard
Boston, MA 02210
Fax: 617.832.7000
Attention: Thomas B. Draper, Esq.
Email: [***]

If to the Holder:    To the address, email address or
facsimile number set forth on the signature page hereto

5.2Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
5.3Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.
5.4Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Warrant.
5.5Titles and Headings. The titles, captions and headings of this Warrant are included for ease of reference only and will be disregarded in interpreting or construing this Warrant. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Warrant.
5.6Counterparts. This Warrant may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
5.7Severability. If any provision of this Warrant is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Warrant and the remainder of this Warrant shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Warrant. Notwithstanding the forgoing, if the value of this Warrant based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.
5.8Facsimile Signatures. This Warrant may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party. The original signature copy shall be delivered to the other party by express overnight delivery. The delay or failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Warrant.
5.9Amendment and Waivers. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Holder.
5.10Warrantholder not a Stockholder. Except as may be specifically provided herein, nothing in this Warrant shall, in itself, confer or be construed as conferring upon a Holder any right or interest whatsoever as a stockholder of the Company, including, but not limited to, the right to vote at, to receive notice of, or to attend, meetings of stockholders or any other proceedings of the Company, or the right to dividends and other allocations.
5.11Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars
5.12Entire Agreement. This Warrant and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Warrant, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
[Signature page follows.]

COMPANY
ASCEND WELLNESS HOLDINGS, INC.

By:
Name:
Title:

HOLDER
[•]
By:
Name:
Title:
Email Address: [•]
Address: [•]
Telephone Number: [•]
Facsimile Number: [•]

EXHIBIT A
NOTICE OF EXERCISE
(TO BE SIGNED ONLY UPON EXERCISE OF WARRANT)
1.    The undersigned hereby elects to purchase ______ shares of the Common Stock, par value $0.001 per share (the “Shares”) of Ascend Wellness Holdings, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant to Purchase Common Stock with an Issue Date of June 30, 2022 (the “Warrant”), as follows:
(Initial applicable method:)
_____ a.    The undersigned tenders herewith payment of the total purchase price of such Shares in full, pursuant to a check or wire transfer, in the amount of $_________.
_____ b.    On a “cashless” basis pursuant to section 1.1.2, if applicable, as determined in accordance with such section.

_____ c.    This exercise or conversion _____ [is] _____ [is not] contingent upon the closing of the Acquisition or other event specified in the Company Notice to Holder in accordance with Section 1.5.3 of the Warrant received by Holder on ____________ and _____ [is] _____ [is not] contingent upon a sale price or fair market value for the Company’s Common Stock in the Acquisition or other event of no less than the lesser of (a) $________ per share or (b) the per share price set forth in the Company Notice.

2.    Please issue a certificate or certificates representing said Shares in the name of the undersigned. The undersigned represents that it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws and hereby represents and warrants that the representations and warranties set forth in Section 4.1 of the attached Warrant and Section 3.2 of the Subscription Agreement are true and correct as if made on the date hereof. The undersigned will provide any additional information reasonably requested by the Company in connection with the exercise of the Warrant (including any information required to deliver the Shares).

(Printed Name of Holder)
Address:

(Signature of Holder)

INSTRUCTIONS:

1.    If this Notice of Exercise indicates that the Shares are to be issued to a person or persons other than the registered holder of the Warrants to be converted: (i) the signature of the registered holder on this Notice of Exercise must be medallion guaranteed by an authorized officer of a chartered bank, trust corporation or an investment dealer who is a member of a recognized stock exchange, and (ii) the registered holder must pay to the Company all applicable taxes and other duties.

2.    If this Notice of Exercise is signed by a trustee, executor, administrator, custodian, guardian, attorney, officer of a corporation or any other person acting in a fiduciary or representative capacity, this Notice of Exercise must be accompanied by evidence of authority to sign satisfactory to the Company.

EXHIBIT B

FORM OF ASSIGNMENT

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the undersigned assigns and transfers the Warrant to:

Assignee Name:
Assignee Address:

and irrevocably appoints the following____________________as its agent to transfer such Warrants on the books of the Company and the Transfer Agent.

Assignor Name:

By:
Name:
Title:
Date:

Instructions for Transfer:

1.    The signature of the registered holder must be signature guaranteed by a Canadian or United States chartered bank, Medallion Guarantee or other entity acceptable to the Company.

2.    If the Form of Assignment is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Company.

Exhibit C
FORM OF TRANSFEREE REPRESENTATION LETTER

[●], 202[●]

Ascend Wellness Holdings, Inc.
1411 Broadway, 16th Floor
New York, NY, 10018

Ladies and Gentlemen:

Reference is hereby made to that certain Warrant, dated as of June 30, 2022 (the “Warrant”), issued by Ascend Wellness Holdings, Inc. (the “Company”) to _________________ (the “Transferor”) and exercisable for up to _______ shares of the Company’s Common Stock (the “Shares”), on the terms set forth in the Warrant. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Warrant.

The entity/individual set forth on Schedule I attached hereto under the heading “Transferor” desires to transfer (the “Transfer”) the Warrant with respect to the number of Shares set forth on Schedule I attached hereto under the heading “Transferred Warrants” (the “Transferred Warrant”) to the undersigned (“Transferee”).

Transferee acknowledges and agrees that, upon consummation of the Transfer, the Transferred Warrant shall be subject to, and entitled to the benefit of, the terms, provisions and conditions set forth in the Warrant.

In connection with, and as a condition to, the Transfer, Transferee hereby represents and warrants to the Company as follows:

1.It is an “Accredited Investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).
2.It has such knowledge, skill and experience in securities, business and financial matters and investments generally, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Company and the Transferred Warrant and the suitability thereof as an investment for it.
3.It is capable of bearing and managing the risk of its investment in the Transferred Warrant.
4.It has reviewed such documents and information from the Company that it has requested and has had adequate opportunity to ask questions of and receive answers from the Company’s officers, directors and representatives concerning the terms and conditions of the Transferred Warrant, and the Company’s business, financial condition, properties, operations and prospects, and, without limiting any of Transferee’s rights under the Transferred Warrant, all such questions, if any, have been answered to its satisfaction. The Transferee is relying on its own investigation and evaluation of the Company and the Transferred Warrant and not on any other information.
5.It is acquiring the Transferred Warrant, and any Common Stock issuable upon exercise thereof, for investment for its own account and not with a view to, or for sale or resale in connection with, any distribution thereof which would require registration under the Securities Act or any state securities laws.
6.It understands that the Transferred Warrant and any Common Stock issuable upon exercise thereof have not been registered under applicable state or federal securities laws by reason of certain exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of its representations and investment intent as expressed herein. The Company has not agreed to register the

Transferred Warrant or any of the shares of Common Stock issuable upon the exercise of the Transferred Warrant for distribution in accordance with the provisions of the Securities Act or applicable state securities laws, or agreed to comply with any exemption from registration under the Securities Act or applicable state securities laws for the resale of such shares. It understands that by virtue of the provisions of certain rules respecting “restricted securities” promulgated by the Securities and Exchange Commission, the shares of Common Stock issuable upon the exercise of the Transferred Warrant shall be required to be held indefinitely, unless and until registered under the Securities Act and applicable state securities laws, or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available, in which case it may still be limited as to the number of such shares that may be sold. It agrees that the Transferred Warrant will not be offered, sold or transferred except as permitted by the terms of the Transferred Warrant and the Subscription Agreement.
Unless the Transferred Warrant or the Common Stock issuable upon exercise of the Transferred Warrant are sold pursuant to a registration statement under the Securities Act, the Transferred Warrant and the certificates representing or statements evidencing the Common Stock issuable upon exercise of the Transferred Warrant, as applicable, will bear a conspicuous legend in substantially the form set forth below:

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

If Holder is a Canadian Subscriber or otherwise subject to the Canadian Securities Laws, Holder understands and acknowledges that this Warrant and any Shares issuable upon the exercise of this Warrant issued before the date that is four months and one day from the Issue Date, shall bear a restrictive legend in substantially the following form:

CANADIAN RESALE RESTRICTION APPLICABLE TO A CANADIAN SUBSCRIBERS ONLY: UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE NOVEMBER 1, 2022.

7.It has not been offered the Transferred Warrant by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to its knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.
8.Its principal place of business is as set forth on the signature page to this letter under the heading “Principal Place of Business”.
9.Its EIN and its address and email address for notices under the Transferred Warrant that should be included as its record address, are as set forth on the signature page to this letter under the heading “Notice Information”.

10.To the extent the Transferred Warrant subject to the Transfer is not covered under an effective registration statement under the Securities Act, the Transferee will provide, and will cause the Transferor to provide, such information, confirmations and documentation, as may be reasonably requested by the Company and its legal counsel, in order to confirm that an exemption from registration exists for the Transfer and will provide any required legal opinions to the Company and its transfer agent in connection therewith.
The undersigned Transferee acknowledges that the Company and its representatives (including its attorneys) will be relying (and authorizes the Company and its representatives (including its attorneys) to rely) upon the representations set forth above for all purposes, including in connection with the delivery of any required legal opinions.
[The Remainder of this Page Left Blank]

Very truly yours,

[TRANSFEREE]

By:
Name:
Title:
Principal Place of Business:

[ADDRESS]
[ADDRESS]
[ADDRESS]

Address, contact and phone number, for delivery of Transferred Warrant:

[ATTN]
[ADDRESS]
[ADDRESS]
[ADDRESS]
[PHONE NUMBER]

Notice Information:

[ADDRESS]
[ADDRESS]
[ADDRESS]
Attn:
Email:
EIN:

[Signature Page to Transferee Representation Letter]

Schedule I

Transferor	Transferee	Transferred Warrant